Exhibit 99.2

NewLink Genetics Demonstrates Continuing IDO Pathway Inhibitor Progress at ASCO 2014 Annual Meeting
Five Combination Studies in Four Different Cancers Representing One of the Broadest Immuno-Oncology Combination Efforts in Biotech Space

Ames, IA - June 2, 2014 -- NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company focused on discovering, developing, and commercializing novel immunotherapeutics to improve treatment options for patients with cancer, demonstrated continuing progress with its IDO (indoleamine-(2,3)-dioxygenase) pathway inhibitor program at the American Society for Clinical Oncology (ASCO) 2014 annual meeting. In a series of presentations, NewLink researchers and collaborators presented multiple on-going clinical studies with its IDO pathway inhibitor candidates, expanding the immuno-oncology regimens being evaluated to include combinations with other immunotherapies, cancer vaccines, and chemotherapy. These presentations were highlighted by ASCO as trials in progress posters, demonstrating continued interest for innovative ongoing studies in IDO- mediated checkpoint inhibition.

Combination clinical studies presented that highlight NewLink’s IDO pathway inhibitor product candidates include:

•	Phase 1/2 study of NewLink’s most advanced IDO pathway inhibitor, indoximod, in combination with ipilimumab (Yervoy) for unresectable stage 3 or 4 melanoma,

•	Phase 1/2 study of indoximod in combination with temozlomide (Temodar) for primary malignant brain tumors,

•	Phase 2 study of indoximod in combination with docetaxel (Taxotere) in metastatic breast cancer,

•	Phase 2 study of indoximod after sipuleucel-T (Provenge) in metastatic castration-resistant prostate cancer,

•	Phase 1 study of NLG919, the second product candidate from NewLink’s IDO pathway inhibitor technology platform, for solid tumors.

“We believe NewLink is well positioned to continue to lead in the immune-oncology field as we now have 2 IDO pathway inhibitors from our rich IDO/TDO product pipeline in the clinic and our HyperAcute® platform products are continuing to make progress in the clinic across multiple indications,” commented Dr. Nick Vahanian, President and Chief Medical Officer.

“With the initiation of these clinical studies we have significantly expanded the immuno-oncology combinations being evaluated with our IDO pathway inhibitor program, representing one of the broadest efforts in the biotech space. We plan to continue our efforts for even further expansion of our IDO program to additional indications by pursuing combination studies with chemotherapies and vaccines or other immune/check point modulators” commented Dr. Charles Link, Chairman and Chief Executive Officer of NewLink. “IDO pathway inhibition has previously demonstrated promising synergies and a good safety profile in preclinical studies in combination with other immunotherapies, cancer vaccines, and chemotherapy and we look forward to reporting on the anti-cancer activity of these combinations as our clinical data mature. We are also beginning to explore the potential of TDO inhibitors as stand-alone therapy and in combination with IDO inhibitors.”

About inhibition of the IDO pathway
IDO pathway inhibitors are another class of immune check point inhibitors akin to the recently developed antibodies targeting CTLA-4 and PD-1 that represent potential breakthrough approaches to cancer therapy. The IDO pathway regulates immune response by suppressing T-cell activation which enables local tumor immune escape. Recent studies have demonstrated that the IDO pathway is active in many cancers, both within tumor cells as a direct defense against T-cell attack, and also within antigen presenting cells in tumor draining lymph nodes whereby this pathway promotes

Exhibit 99.2

peripheral tolerance to tumor associated antigens (TAAs). When hijacked by developing cancers in this manner, the IDO pathway may facilitate the survival, growth, invasion and metastasis of malignant cells whose expression of TAAs might otherwise be recognized and attacked by the immune system. NewLink has a number of active programs directed at synthesizing inhibitors to the IDO pathway and additionally has discovered novel tryptophan-2,3-dioxygenase (TDO) specific inhibitors that are potential anti-cancer compounds which could function individually or in combination with IDO inhibition.
About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information please visit http://www.linkp.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the prospects and efficacy of indoximod, NLG919, and our other IDO pathway product candidates and related clinical trials, plans to develop and commercialize our product candidates; ongoing and planned preclinical studies and clinical trials, the timing for completion of enrollment and outcomes of our other ongoing clinical studies; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2013, Quarterly Report on Form 10-Q for the period ended March 31, 2014, Form S-3 Registration Statement filed December 28, 2012 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.
* Yervoy is a registered trademark of Bristol-Meyers Squibb
* Temodar is a registered trademark of Merck & Co.
* Taxovere is a registered trademark of Sanofi-Aventis
* Provenge is a registered trademark of Dendreon Corporation
* Gemzar is a registered trademark of Eli Lily and Co.
* Abraxane is a registered trademark of Celgene Corporation

Investor Contact:
Gordon Link
Chief Financial Officer
515-598-2925
glink@linkp.com

Media Contact:
Gina Nugent
The Yates Network
gina@theyatesnetwork.com

Exhibit 99.2